Exhibit 99.1

Virtusa Appoints New Member to Board of Directors

Westborough, MA — (April 4, 2016) Virtusa Corporation (NASDAQ GS: VRTU), a global business consulting and IT outsourcing company that combines innovation, technology leadership and industry solutions to transform the customer experience, today announced that Barry R. Nearhos has joined its Board of Directors as an independent director, effective March 31, 2016.

Kris Canekeratne, Chairman and Chief Executive Officer of Virtusa, stated, “On behalf of the Virtusa Board of Directors, I am very pleased to welcome Barry Nearhos to our Board. Barry has substantial experience providing global corporations with services ranging from audit and assurance to strategic business advisory on mergers and acquisitions, corporate governance, finance department organizational effectiveness, and global operations. We believe his expertise and management insights will be a great asset to Virtusa going forward.”

Barry Nearhos has over 35 years of experience with PricewaterhouseCoopers (“PwC”) providing assurance, business advisory and other services to clients across multiple industries, including technology, life sciences, telecom, and manufacturing. Before his retirement from PwC in June 2015, Mr. Nearhos was Market Managing Partner for PwC’s Northeast region, responsible for directing the strategy and operations of the firm’s Boston, Hartford and Albany offices. During his tenure, Mr. Nearhos also served as the leader of PwC’s Northeast Assurance practice, a position he held from 2005 until 2008, and as a partner in PwC’s Assurance practice from 1989 to 2005.  Mr. Nearhos is a graduate of Boston College.

About Virtusa

Virtusa provides end-to-end information technology (IT) services to Global 2000 companies. These services, which include IT consulting, application maintenance, development, systems integration and managed services, leverage a unique Platforming methodology that transforms clients’ businesses through IT rationalization. Virtusa helps customers accelerate business outcomes by consolidating, rationalizing, and modernizing their core customer-facing processes into one or more core systems.

Virtusa delivers cost-effective solutions through a global delivery model, applying advanced methods such as Agile and Accelerated Solution Design to ensure that its solutions meet the clients’ requirements. As a result, its clients simultaneously reduce their IT operations cost while increasing their ability to meet changing business needs.

Founded in 1996 and headquartered in Massachusetts, Virtusa has operations in North America, Europe, and Asia.

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